SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 13, 2002
Date of Report
(date of earliest event reported)

SOCKET COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer identification number)

37400 Central Court
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 744-2700
(Registrant's telephone number, including area code)

Item 5. Other Events

On December 13, 2002, Socket Communications, Inc. issued a press release announcing that the Company's Common Stock would commence trading on the Nasdaq SmallCap Market beginning on Monday, December 16, 2002.

The full text of the press release is attached as Exhibit 99.1 hereto, and is incorporated by reference into this report.

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release dated December 13, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2002

SOCKET COMMUNICATIONS, INC.

By: /s/ David W. Dunlap
David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer (Principle Financial and Accounting Officer)

INDEX TO EXHIBITS

99.1   Press Release dated December 13, 2002.

Exhibit 99.1

Socket Shares to Trade on Nasdaq SmallCap Market
Friday December 13, 4:30 pm ET

NEWARK, Calif.--(BUSINESS WIRE)--Dec. 13, 2002--Socket Communications, Inc. (Nasdaq:SCKT - News; PSE:SOK), the Mobile Connection(TM) Company, today announced that its common stock will trade beginning Monday, December 16, 2002 on the Nasdaq SmallCap Market under its present symbol SCKT. The Company's common stock has previously traded on the Nasdaq National Market, but has traded below the $1 minimum bid price required for continued listing on the National Market system.

The Company will be able to continue to trade on the SmallCap Market if by February 18, 2003 its stock price trades above $1 for a minimum of ten consecutive days, and may qualify for an additional 180 calendar day grace period through August 15, 2003, provided that it continues to meet the other initial listing criteria for the SmallCap market. The Company may also apply for return to the National Market if its stock trades above $1 per share for 30 consecutive trading days prior to August 15, 2003, as long as the Company is otherwise in compliance with the continuing listing requirements of the National Market.

About Socket

Socket Communications, Inc., the Mobile Connection Company, provides the broadest range of connection products for Windows-powered handheld computers, including Bluetooth cards, wireless LAN cards, digital phone cards, 56K modem cards, and Ethernet cards. Socket also provides bar code scanning products and peripheral connection serial cards for laptops and other mobile devices. Socket Mobility Friendly(TM) products lead the market with the smallest footprint and most Battery Friendly(TM) power consumption in their class, while being easy to install, use and maintain. Socket products work with a variety of handheld devices including Pocket PCs, Palm PDAs and mobile phones. Socket is headquartered in Newark, California, and can be reached at 510/744-2700, or on the Internet at www.socketcom.com.

Note to Editors: Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Socket Empowering Mobility Program and Mobility Friendly are trademarks of Socket Communications, Inc. All other product and company names herein may be trademarks of their respective owners.

Contact:
Socket Communications
David Dunlap, 510/744-2735
dave@socketcom.com